Exhibit 23.3

[Letterhead of Haiwen & Partners]

June 25, 2009
ReneSola Ltd
No. 8 Baoqun Road, YaoZhuang
Jiashan, Zhejiang 314117
People’s Republic of China

Dear Sirs,

We hereby consent to the use of our name under the caption “Enforceability of Civil Liabilities” in the prospectus included in the registration statement on Form F-3, originally filed by ReneSola Ltd on June 25, 2009 with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”).  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Haiwen & Partners
Haiwen & Partners